Exhibit 99.1

iRhythm Technologies Details Growth Strategies at 2022 Analyst & Investor Day

SAN FRANCISCO, September 21, 2022 – iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, prevent and predict disease, will discuss the Company’s strategies for long-term growth, provide an update on its innovation pipeline and share its financial goals during its 2022 Analyst & Investor Day today in New York City. A live webcast of the event will begin at 9:00 a.m. ET and will be accessible at that time on the investors section of the Company’s website at investors.irhythmtech.com.

“We are incredibly excited to share our growth strategies, refreshed vision and mission, and our five-year financial targets that represent the future direction of iRhythm,” said Quentin Blackford, President and Chief Executive Officer. “iRhythm has a strong foundation upon which we are building, and we see real potential to serve millions more patients. Our technology platform is well suited to meet the needs of an evolving healthcare landscape while transforming a market that has not been disrupted in the last ten years.”

Mr. Blackford continued, “In the last 5 years, we have served more than 4 million patients and delivered compounded annual revenue growth of over 30%. Going forward, we see a clear growth path to $1 billion in revenue by 2027 supported by our core business in the U.S. and internationally. This plan aims to deliver 15% adjusted EBITDA margins, while allowing for selective investments in continued innovation and adjacent market opportunities that have the potential to meaningfully expand our addressable markets. We are thinking big and look forward to providing updates on our progress.”

As part of the Company’s 2022 Analyst & Investor Day, iRhythm will be discussing the following:

2022 Guidance
iRhythm reaffirms its previously provided financial guidance for 2022. iRhythm projects revenue for the full year 2022 to range from $415 million to $420 million, which represents 29% to 30% growth over prior year results. Gross margin for the full year 2022 is expected to range from 68% to 69% and adjusted operating expenses are expected to range between $375 million and $385 million. Adjusted EBITDA for the full year 2022 is expected to range from negative $12.5 million to negative $17.5 million.

2027 Financial Goals and Objectives
•$1+ billion in revenue, an approximately 20% compound annual growth rate from the mid-point of 2022 annual guidance
•Gross margin of approximately 73%, an improvement of approximately 450 basis points to the mid-point of 2022 annual guidance
•Adjusted EBITDA margin of approximately 15%, an improvement of approximately 1,850 basis points to the mid-point of 2022 annual guidance

Key Highlights
•The Company’s five-year financial plan which aims to deliver ~20% revenue CAGR, driven by the core U.S. and entry into certain international markets, with planned expansion into adjacent markets offering potential upside
◦Significant leverage from gross margin and G&A cost savings anticipated to lead to an adjusted EBITDA margin of 15% in 2027
•Refreshed Company vision and mission statements to reflect its strategic focus:
◦Vision: Better Data, Better Insights, Better Health for All
◦Mission: Boldly innovating to create trusted solutions that detect, prevent and predict disease
•Clinical priorities that include continued enhancements to the Company’s core technology, products and services, augmenting clinical evidence, exploring and entering adjacent markets, and leveraging data science and AI
•U.S. market expansion focused on continued penetration within the core market with the provision of services to cardiologists and broadened focus to provide services to primary care physicians (PCP)
•International expansion roadmap focused on seven prioritized countries, yielding an anticipated market opportunity of more than $1 billion

Exhibit 99.1

•Introduction of the Know Your Rhythm program, iRhythm’s ground-breaking early detection program for early detection of heart arrythmias. The program enables health plans to offer at-home diagnostic testing for individuals at risk, identifies actionable arrhythmias, and facilitates downstream care management, supported by a telehealth partnership through Heartbeat Health
•Discussion of the Company’s framework to continue to build products and technology for the future, such as the Zio Monitor, iRhythm’s new biosensor technology platform, and the clinically-integrated ZEUS System for the Zio Watch, while leveraging its AI to drive further differentiation of core technology and products and allow for the exploration of adjacent market opportunities
•Operational excellence initiatives intended to allow the Company to continue to scale and improve business continuity, enhance patient and provider experience, and lower cost structure, which we anticipate can deliver over $250 million in anticipated annual gross savings by 2027

In addition to Mr. Blackford, other members of the iRhythm management team presenting include:
•Dan Wilson, Executive Vice President, Corporate Strategy
•Mintu Turakhia MD MS, Chief Medical Officer and Chief Scientific Officer
•Chad Patterson, Chief Commercial Officer
•Sandrine Moirez, International General Manager
•Sara Bender, Chief of Staff
•Mark Day, Chief Technology Officer
•Doug Devine, Chief Operating Officer
•Brice Bobzien, Chief Financial Officer

Analyst and Investor Day Webcast Information
The Analyst and Investor Day event will begin at 9:00 a.m. ET in New York City, and attendance in person is by invitation only. Presentation materials and access to a live webcast of the event are available on the Investors section of the Company’s website at investors.irhythmtech.com. A replay of the webcast will be made available on the Company’s website following the event.

Statement Regarding Use of Non-GAAP Financial Measure
This press release includes adjusted EBITDA which is a financial measure that is not recognized under U.S. generally accepted accounting principles (“GAAP”). We calculated adjusted EBITDA in this press release as earnings excluding interest, taxes, depreciation and amortization, stock compensation expense and restructuring costs.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict and prevent disease.  Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information.  Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, international expansion, ability to penetrate the market, anticipated operational, technology and product improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
stephanie.zhadkevich@irhythmtech.com

iRhythm Media Contact
Morgan Mathis
(310) 528-6306
irhythm@highwirepr.com